Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Noble Energy, Inc.:

We consent to the use of our report dated July 24, 2015, with respect to the combined balance sheets of Noble Midstream Partners LP Predecessor as of December 31, 2014 and 2013, and the related combined statements of operations, changes in net parent investment and cash flows for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

November 6, 2015